Exhibit 99.1
FIRST AMENDMENT TO THE
DANA CORPORATION ANNUAL INCENTIVE PLAN
     Pursuant to resolutions adopted by the Compensation Committee (the “Committee”) on March 30, 2007, and the power reserved to the Committee to amend the Dana Corporation Annual Incentive Plan (the “Plan”) as set forth in Section 12 of the Plan, the Plan is amended as follows, effective as of that date:
     1. Section 8 of the Plan is amended in its entirety to read as follows:
          “8. Interim Payouts
     At the end of each Interim Performance Period, each Participant will be eligible to receive an “Interim Payout” equal to 50% of his Target Award Opportunity if the Performance Goals set by the Committee for such six-month period are achieved. The Interim Payouts, to the extent earned, will be determined in accordance with the provisions of Section 6 and paid in accordance with the provisions of Sections 9, 10 and 11, except as follows.
     For 2007, the Interim Payout to each Critical Leader and Key Leader will be limited to one-half of his Award, if any, for the Interim Performance Period as determined in accordance with Section 6, and the other half of such Award will be subject to and earned only upon the achievement of the Performance Goals for the full-year 2007 Performance Period that are applicable to such Critical Leader or Key Leader. The portion of the Award conditioned upon achievement of full-year 2007 Performance Goals is referred to herein as the “Restricted Award”. The Payment Date of all Restricted Awards, if earned, will be the date on which Awards, if any, for the full-year 2007 Performance Period are made. To the extent a Restricted Award is not earned because of a failure to achieve 2007 Performance Goals, the Restricted Award will be forfeited.”
     2. Except as expressly provided herein, the Plan shall remain unmodified and in full force and effect.